Exhibit 21.1

Subsidiaries of Sanchez Energy Corporation

Name	Jurisdiction
SEP Holdings III, LLC	DE

*	This Exhibit lists the entity that will be a subsidiary of Sanchez Energy Corporation following the consummation of the transactions contemplated by a Contribution, Conveyance and Assumption Agreement we will enter into concurrently with the closing of our initial public offering. A form of such Contribution, Conveyance and Assumption Agreement is filed as Exhibit 2.1 to this Registration Statement.